Exhibit 10.34

1095 Avenue of the Americas
34th Floor
New York, NY 10036
May 19, 2014

Watford Re Ltd.
P.O. Box HM 2069
Hamilton HM HX
Bermuda
Attn: Chief Financial Officer

Ladies and Gentlemen:

Ref: Standby Letter of Credit Facility

Lloyds Bank plc (the "Bank") acting through its New York Branch (the “Issuing Branch”) hereby establishes a committed line of credit (the "Facility") in the principal amount of Two Hundred Million United States Dollars ($200,000,000) (such amount, as the same may be reduced as hereinafter provided, the "Facility Amount") to Watford Re Ltd., an exempted company with limited liability organized under the laws of Bermuda (the "Applicant") for the issuance and amendment of standby letters of credit for its account (each, as the same may be amended from time to time, a "Letter of Credit"), subject to the terms and conditions set forth in this letter agreement (this "Agreement"), in the Continuing Agreement for Standby Letters of Credit dated as of May 19, 2014 between the Applicant and the Bank in the form attached hereto as Exhibit A (as the same may be amended from time to time, the "Master Agreement"), and in each Application for Irrevocable Standby Letter of Credit in a form substantially similar to Exhibit B attached hereto or as otherwise agreed by the Bank (each, an "Application"). The Bank agrees subject to the conditions precedent hereinafter provided to issue Letters of Credit under the Facility through the Issuing Branch and to amend Letters of Credit issued under the Facility. The purpose of the Letters of Credit shall be to support the reinsurance obligations of the Applicant. The obligations of the Applicant to the Bank in respect of the Facility shall be secured by cash pledged to the Bank pursuant to the Pledge and Security Agreement dated as of May 19, 2014 (as the same may be amended from time to time, the “Pledge and Security Agreement”) in the form attached hereto as Exhibit C. The Applicant shall also execute and deliver to the Bank a Funds Transfer Agreement in the form of Exhibit D (as the same may be amended from time to time, the “Funds Transfer Agreement”) relating to operational matters.

The Facility will terminate on the date (the “Termination Date”) that is the earlier of May 19, 2015 (the “Scheduled Termination Date”) and the date on which the Bank notifies the Applicant that an Event of Default has occurred under the Master Agreement and that the Bank is terminating the Facility.

The Applicant shall pay to the Bank a commitment fee (the “Commitment Fee”) equal to four hundredths of one percent (4/100 of 1%) per annum on the average daily amount of the remainder of (x) the Facility Amount and (y) the sum of (i) the aggregate amount available to be drawn under the Letters of Credit issued under the Facility and (ii) the aggregate amount of drawings under the Letters of Credit issued under the Facility which have been paid by the Bank but not reimbursed to the Bank (such sum of (i) and (ii), the “Total Outstandings”). The Commitment Fee shall be payable quarterly in arrears on the first Business Day (as defined in the Master Agreement) of each calendar quarter and shall accrue from and including the effective date (the “Effective Date”) of the Facility up to but excluding the Termination Date and shall be calculated on the actual number of days elapsed in a year of 360 days. The Applicant

Lloyds Bank is a brand name of Lloyds Bank plc and Bank of Scotland plc. Lloyds Bank plc and Bank of Scotland plc are member companies of Lloyds Banking Group shall also pay to the Bank on the Effective Date an arrangement fee (the “Arrangement Fee”) equal to Seventy Five Thousand United States Dollars ($75,000) and an issuance fee and a letter of credit commission in respect of each Letter of Credit as provided in the Master Agreement.

The Applicant may on five Business Days’ notice to the Issuing Branch reduce the Facility Amount in integral multiples of $ 1,000,000 provided however that after giving effect to any such reduction the Facility Amount shall not be less than the Total Outstandings.

The Facility shall become effective and the Effective Date shall occur upon the satisfaction of the following conditions (and the documents required to be delivered shall be in form and substance reasonably satisfactory to the Bank):

1.    delivery of this Agreement, the Master Agreement, the Pledge and Security Agreement and the Funds Transfer Agreement (each of the foregoing and any Application individually a “Related Document” and collectively the “Related Documents’) duly executed by the Applicant;

2.    delivery of copies of the organic documents of the Applicant certified as true and correct and up to date by an officer of the Applicant;

3.         delivery of a certificate of an officer of the Applicant, attaching and certifying copies of the resolutions of its board of directors authorizing the execution and delivery of the Related Documents and the performance of the transactions contemplated herein and therein, and certifying the name, title and true signature of each officer of the Company authorized to execute the Master Agreement and the other Related Documents;

4.        delivery of a good standing certificate or comparable certificate relating to the Applicant’s good standing under the laws of the jurisdiction of its organization if such is available in such jurisdiction;

5.         satisfactory completion by the Bank of all “know you customer” checks;

6.          a favorable opinion of counsel to the Applicant addressed to the Bank and covering matters customary for a transaction of this nature;

7.     the Bank shall have received the Arrangement Fee; and

8.     the Bank shall have received evidence of acceptance by Corporate Services Company of its appointment of agent of service of process for the Applicant pursuant to Section 19 of the Master Agreement.

The obligation of the Bank to issue each Letter of Credit and to amend any Letter of Credit (each a “Credit Extension”) is subject to the following conditions precedent (and the documents required to be delivered hereunder shall be in form and substance satisfactory to the Bank):

1.	The Effective Date shall have occurred and the Termination Date shall not have occurred;

2.	The Issuing Branch shall have received an Application for the relevant Credit Extension at least five (5) Business Days prior to the proposed date of issuance of such Credit Extension;

3.
No Event of Default under the Master Agreement nor any event or circumstance which with the giving of notice or lapse of time or both could become an Event of Default under the Master Agreement shall have occurred;

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4.
The form of the requested Credit Extension shall be satisfactory to the Bank in form and substance (it being understood that language approved by the NAIC shall be deemed to be satisfactory language) and the Credit Extension shall be currently dated;

5.
The date of issuance of such Credit Extension shall not fall later than the fifth Business Day preceding the Termination Date and the scheduled expiration date of any Letter of Credit to be issued or amended in such Credit Extension shall not after giving effect to such Credit Extension expire later than twelve month after the date of issuance of such Letter of Credit, subject to customary “auto renewal” or “evergreen provisions”;

6.
After giving effect to the issuance of such Credit Extension the aggregate principal amount of cash and deposits held by the Bank as collateral under the Pledge and Security Agreement shall not be less than the Total Outstandings and the Total Outstandings shall not exceed the Facility Amount.

7.
No order, judgment or decree of any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (each a “Government Authority”) or of any arbitrator shall purport by its terms to enjoin or restrain the issuance of such Credit Extension and no requirement of law applicable to the Bank or the Issuing Branch and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over it shall prohibit, or request that it refrain from, the issuance of such Credit Extension or letters of credit generally;

8.
There shall have been recorded and be of record in the Register of Charges in accordance with the Bermuda Company Act of 1981 a change in favor of the Bank and covering the cash and deposits held by the Bank as collateral under the Pledge and Security Agreement.

9.	No more than eighty Letters of Credit shall be issued and outstanding.

10.	The financial strength rating of the Applicant from A.M. Best & Co shall be at least A-; and

11.	The representations and warranties of the Applicant contained in the Related Documents shall be true and correct in all material respects on the date of issuance of such Credit Extension.

12.
The Company shall have placed on deposit with the Bank to be held as collateral under the Pledge and Security Agreement the amount of $150,000,000 United States Dollars and for a term of at least two months.

The Applicant agrees that submission of each Application shall be deemed to be a representation and warranty that each of the representations and warranties contained in the Related Documents are true and correct as of the issuance date of the Credit Extension requested by such Application.

This Agreement may be executed by the parties hereto individually, or in any combination of the parties hereto, in two or more counterparts, each which shall be deemed an original, but all of which together shall constitute one and the same instrument.

This Agreement is one of the “Related Documents” described in the Master Agreement, the provisions of which relating to a Related Document are incorporated by reference herein as if set forth at length herein.

The agreement of the Bank to establish the Facility shall automatically terminate, without further notice, if the Effective Date shall not have occurred by May 28, 2014.

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    We look forward to doing business with you.

Yours sincerely,

LLOYDS BANK PLC

By:	/s/ Karen Weich
Name: Karen Weich
Title: Vice President, W011

By:	/s/ Julia R. Franklin
Name: Julia R. Franklin
Title: Vice President, F014

Acknowledged and agreed (in counterpart) this 19th day
of May, 2014

WATFORD RE LTD.

By:	/s/ Roderick Romeo
Name: Roderick Romeo
Title: Chief Financial Officer

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